Exhibit 99.4


                    SEPARATION AND GENERAL RELEASE AGREEMENT

     This SEPARATION AND GENERAL RELEASE AGREEMENT (the "Agreement"), dated as of November 8, 2003, is entered into by and among Avado Brands, Inc., a corporation organized and existing under the laws of Georgia (the "Company") and Margaret E. Waldrep ("Executive"), and solely with respect to Section 5 herein, Emilio Alvarez-Recio ("Mr. Recio"), Jerome A. Atkinson ("Mr. Atkinson"), William
V. Lapham ("Mr. Lapham") and Robert Sroka ("Mr. Sroka," and together with Mr. Recio, Mr. Atkinson and Mr. Lapham, the "Directors").

     WHEREAS, Executive has been employed as Chief Administrative Officer of the Company and has served as a member of the Board of Directors of the Company (the "Board");

     WHEREAS, Executive has decided to resign from her position as Chief Administrative Officer of the Company and as a member of the Board and from all offices, directorships and other positions with the Company and any of its affiliates and subsidiaries; and

     WHEREAS, the Company has agreed to accept such resignation.

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. Termination of Service; Benefits.

     (a) Resignation of Employment. Effective as of the date of this Agreement (the "Effective Date"), Executive hereby resigns her employment with the Company, including her positions as director and Chief Administrative Officer of the Company, and resigns as officer, director, and every other position with the Company and any of its affiliates and subsidiaries, and shall no longer serve in any of these capacities. Executive shall be paid Executive's accrued but unpaid base salary through the Effective Date and up to four (4) weeks of unused vacation time accrued by Executive through the Effective Date, regardless of whether she executes this Agreement, in accordance with the Company's customary payroll practices. Likewise, Executive will be reimbursed for all unreimbursed expenses in an aggregate amount not to exceed $10,000 that were incurred by Executive in the furtherance of Company business through the Effective Date within three (3) business days of providing reasonable documentation relating to such expenses.

     (b) Payments and Benefits. The Company shall provide Executive with the payments and benefits set forth in this subsection (b).

     (i) Severance Payments. The Company shall make the following payment in a lump sum to Executive on the Effective Date in the amount of $242,500, less all applicable federal, state and/or local taxes and all other authorized payroll deductions. In addition, on December 8, 2003, the Company shall make a one time payment to Executive in an amount equal to $83,750, less all applicable federal, state and/or local taxes and all other authorized payroll deductions. Executive agrees that she is fully and solely responsible for any and all other income tax or withholding liability, if any, and all other taxes that may attach to all amounts paid to her under this Agreement. Executive acknowledges and agrees that the Executive severance payments provided under this Section 1(b)(i) are, but for the mutual covenants and agreements set forth in this Agreement, in addition to any consideration that she would otherwise be entitled to receive.

     (ii) Stock Options. As of the Effective Date, all of the unvested stock options granted to Executive under the Company's applicable stock option plans shall vest automatically and become immediately exercisable. All stock options owned by Executive are hereby amended to provide that such stock options shall be exercisable, in whole or in part, until the earlier of (A) the expiration date of such option as of the date hereof and (B) July 31, 2004, at which time any unexercised options shall expire and be of no further force or effect.

     (iii) Deferred Compensation. Executive shall receive any accrued deferred compensation as soon as practicable in accordance with terms of the Company's Supplemental Deferred Compensation Plan.

     (iv) Employee Stock Option Plan. The shares of the Company's common stock allocated to Executive under the Company's ESOP Employee Stock Ownership Plan and Trust (the "ESOP") shall be distributed to Executive in accordance with the terms of the ESOP.

     (v) Technology Reimbursement. The Company shall reimburse Executive in an amount up to $3,000 for the purchase of computer and/or communications equipment by Executive within three (3) business days of receiving reasonable documentation relating to such expenses.

     Section 2. Return of Records and  Equipment.  Executive  agrees to promptly return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates or subsidiaries, and any and all business dealings of said persons and entities. Executive shall promptly return to the Company all computers that Executive has been issued during the course of Executive's employment or which Executive otherwise currently possesses. In addition, within thirty (30) days of the date hereof, Executive shall return to the Company all other property or equipment that Executive has been issued during the course of Executive's employment or which Executive otherwise currently possesses, including, but not limited to, any cellular phones, Blackberries, Palm Pilots, any other PDA devices and/or pagers. Executive acknowledges that she is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or its affiliates and subsidiaries. Executive further agrees that she will immediately forward to the Company any business information regarding the Company and/or its affiliates and subsidiaries that has been or is inadvertently directed to Executive following Executive's last day of employment with the Company. The provisions of this paragraph are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates and subsidiaries, and are not meant to and do not excuse any additional obligations that she may have under such agreements.

     Section 3. Confidentiality; Non-solicitation.

     (a) Confidentiality. Executive agrees that she will not use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company and/or its affiliates and subsidiaries, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. The provisions of this Section 3 are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates and subsidiaries, and are not meant to and do not excuse any additional obligations that she may have under such agreements.

     (b) Non-solicitation. Executive agrees that, for a period of eighteen (18) months immediately following the Effective Date, Executive shall not either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company or its affiliates and subsidiaries for any reason and/or to perform work for a competitor of the Company or its affiliates and subsidiaries (as an employee, independent contractor, or otherwise) (such conduct is collectively referred to as "solicitation") any person who is then employed by the Company or its affiliates and subsidiaries or who left the employ of the Company or its affiliates and subsidiaries less than six (6) months prior to the solicitation; provided, however, that such restrictions shall not apply to (i) general newspaper advertisements or similar public postings of employment, provided that such solicitations are not directly targeted at the Company's employees and (ii) employees of the Company or its affiliates and subsidiaries that were terminated by the Company or its affiliates and subsidiaries. The provisions of this Section 3(b) are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates and subsidiaries, and are not meant to and do not excuse any additional obligations that she may have under such agreements.

     Section 4. Restrictions on Certain Other Actions.

     Subject to the provisions  contained in the third to last paragraph of this
Section 4, Executive agrees that until July 31, 2004, except (i) upon the prior written invitation of a majority of the Board or (ii) as otherwise contemplated or permitted by this Agreement, Executive will not and will not permit any affiliate or associate of the Executive to:

     (a) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act")) with respect to any debt or equity securities of the Company (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the 1934 Act) with respect to the Company or seek to advise, encourage or influence any person or entity with respect to the voting of any securities of the Company;

     (b) initiate or propose or otherwise solicit or participate in the solicitation of stockholders for the approval of, one or more stockholder proposals (including, without limitation, any proposal in respect of the nomination or election of directors) relating to the Company (whether pursuant to Rule 14a-8 under the 1934 Act or otherwise) or knowingly induce any other individual or entity to initiate any stockholder proposal (including, without limitation, any proposal in respect of the nomination or election of directors) relating to the Company;

     (c) form, join or in any way participate in a "group," act in concert with any other person or entity or otherwise take any action or actions which would cause her to be deemed to be part of a "group" (for purposes of Section 13(d) of the 1934 Act), with respect to any securities of the Company;

     (d) initiate, participate in or encourage the calling of a special meeting of stockholders of the Company;

     (e) participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of any securities of the Company or rights to acquire such securities or which seeks or offers to affect control of the Company or for the purpose of circumventing any provision of this Agreement;

     (f) solicit, seek or offer to effect, negotiate with, or make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, to any director or officer of the Company, or to any other stockholder or stakeholder of the Company, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the 1934 Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (A) any form of business combination or transaction involving securities of the Company including, without limitation, a merger, tender offer, exchange offer or liquidation of the Company's assets; (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's assets; (C) any acquisition or disposition of any debt or equity securities of the Company or any assets or claims material to the Company; (D) any request to amend, waive or terminate the provisions of this Agreement; or (E) any proposal or other statement inconsistent with the terms and intent of the Agreement; provided, however, that Executive and her affiliates and associates may discuss the affairs and prospects of the Company, the status of Executive's investment in the Company and any of the matters described in clauses (A) through (E) of this paragraph at any time, and from time to time, with her outside legal and financial advisors, if as a result of any such discussions the Executive is not required to make, and otherwise does not make, any public announcement or filing under the 1934 Act otherwise prohibited by this Agreement as a result thereof;

     (g) otherwise act (or permit any investment banker, attorney, accountant or any other representative retained by her to take any action as part of such retention), alone or in concert with others (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board or policies of the Company;

     (h) knowingly instigate or encourage any third party to take any of the actions enumerated in this Section 4; or

     (i) sell, transfer or otherwise dispose of any debt or equity securities of the Company in an effort to circumvent the restrictions set forth in this
Section 4 or take any other action that would in any way restrict, limit or interfere with the performance of her obligations hereunder or the transactions contemplated hereby.

     Notwithstanding the foregoing, the restrictions on activities contained in this Section 4 shall not apply to (i) a sale by the Executive of the Company's common stock conducted in a commercially reasonable manner through market transactions by a nationally recognized major brokerage house in an aggregate amount not to exceed 5% of the outstanding common stock of the Company to any other person or "group" or (ii) a sale by the Executive of the Company's common stock in connection with the satisfaction of margin calls relating to bona fide loans made to Executive by commercial lenders.

     In the event of litigation relating to the enforcement of this Section 4, the non-prevailing party will reimburse the prevailing party for its reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred in connection with such litigation.

     In the event the Company fails to make: (i) the December 8, 2003 payment pursuant to Section 1(b)(i) of this Agreement or (ii) the payment pursuant to
Section 1 of that certain ADEA Release Agreement, dated as of November 8, 2003, by and between the Company and Executive (the "ADEA Release Agreement"), in each case within sixty (60) days of the date each such payment is due pursuant to the terms thereof, Executive shall have the right to terminate the restrictions imposed on Executive pursuant to this Section 4 (the "Termination Right"); provided, however, that this right shall apply only if Executive shall not have revoked the ADEA Release Agreement in accordance with Section 2 thereof; provided, further, that if Executive exercises the Termination Right, such termination shall be Executive's sole and exclusive remedy with respect to the Company's nonpayment of said amount and Executive shall not be entitled to seek any other damages, monetary or otherwise.

     Section 5. Mutual Non-Disparagement Covenant. Executive agrees that she will not in any way disparage the Company or its current and former officers, directors and employees, verbally or in writing, or make any statements to the press or to third parties that may reasonably be derogatory or detrimental to the Company's good name or business reputation. Likewise, the Company shall not, and shall instruct its senior employees and agents not to, in any way disparage Executive, verbally or in writing, or make any statements to the press or to third parties that may reasonably be derogatory or detrimental to Executive's good name or business reputation. Each of the Directors agrees that he will not in any way disparage Executive, verbally or in writing, or make any statements to the press or to third parties that may reasonably be derogatory or detrimental to Executive's good name or business reputation. Nothing in this section shall preclude any party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or from making such other statements as may be required by applicable law.

     Section 6. Public Announcements. The Company and Executive will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release with respect to the transactions contemplated by this Agreement, and neither the Company nor Executive shall issue any such press release without the prior approval of the other party, in each case except as may be required by law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 7. Release of Claims.

     (a) Executive on her behalf and on behalf of each of her affiliates, associates, personal representatives, representatives, executors, heirs, administrators, successors, assigns, spouses, partners, beneficiaries, attorneys, advisors, and agents (the "Executive Releasing Parties"), for good and sufficient consideration, the receipt of which is acknowledged, releases absolutely and forever discharges the Company and each of its predecessors, successors, assigns, parents, subsidiaries, divisions, and affiliated companies, and each of their respective former, current, and future officers, directors, owners, managers, employees, partners, associates, representatives, stockholders, attorneys, insurers, advisors, and agents, and each and all of them (the "Company Released Parties"), from and against all liabilities, claims, liens, causes of action, charges, complaints, grievances, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities (collectively referred to as "Claims"), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under the Georgia Fair Employment Practices Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Age Discrimination Act, the Georgia Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988, each as amended, or any other local ordinance or federal or state statute or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive or Executive's successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold (i) by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement and (ii) with respect to the retention of such professionals by the Company as the Company deems necessary and appropriate, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) Executive's employment relationship with the Company and/or any of its affiliates and subsidiaries and the termination of that relationship, including, without limitation, under any employment change of control or severance agreements; (b) Executive's relationship with the Company and/or its affiliates and subsidiaries as a member of any boards of directors; (c) any other type of relationship (business or otherwise) between Executive and the Company and/or its affiliates and subsidiaries; (d) Executive's relationship as a stockholder, optionholder or holder of any interest whatsoever in any of the Company Released Parties; and
(e) alleged or which could have been alleged in connection with those certain actions captioned Avado Brands, Inc., Thomas E. DuPree, Jr., and Margaret E. Waldrep v. Emilio Alvarez-Recio, Jerome A. Atkinson, William V. Lapham, Robert Sroka, filed in the Superior Court of Morgan County, State of Georgia (the "State Suit") and filed in the United States District Court for the Middle District of Georgia, Athens Division (the "Federal Suit," and together with the State Suit, the "Suits"); provided, however, that the foregoing release shall not apply to claims by any Executive Releasing Party: for fraud or intentional misconduct; provided, further, that nothing herein shall be deemed to release any of Executive's right to enforce this Agreement.

     (b)  The  Company,  on  its  own  behalf  and  on  behalf  of  each  of its predecessors, successors, assigns, parents, subsidiaries, divisions, and affiliated companies, and each of their respective former, current, and future officers, directors, owners, managers, employees, partners, associates, representatives, stockholders, attorneys, advisors, and agents and each and all of them (the "Company Releasing Parties"), for good and sufficient consideration, the receipt of which is acknowledged, release absolutely and forever discharge Executive and each of her affiliates, associates, personal representatives, representatives, executors, heirs, administrators, successors, assigns, spouses, partners, beneficiaries, attorneys, advisors, and agents (the "Executive Released Parties"), from and against all Claims, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which the Company or the Company's successors in interest or its affiliates in their capacity as affiliates of the Company now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) Executive's employment relationship with the Company and/or any of its affiliates and subsidiaries and the termination of that relationship; (b) Executive's relationship with the Company and/or its affiliates and subsidiaries as a member of any boards of directors; (c) any other type of relationship (business or otherwise) between Executive and the Company and/or its affiliates and subsidiaries; and (d) the Suits; provided, however, that the foregoing release shall not apply to claims by any Company Releasing Party: (i) for fraud or intentional misconduct or (ii) with respect to any indebtedness for borrowed money owed by Executive to the Company; provided, further, that nothing herein shall be deemed to release any of the Company's right to enforce this Agreement.

     (c) Each of the Company Releasing Parties and the Executive Releasing Parties warrant that they have not assigned any alleged claim that is the subject of this release to any other person or entity, and they are not aware of any claim or potential claim other than those being released.

     (d) This release and Agreement are not, and shall not be construed to be, an admission of any breach of duty, liability or other wrongdoing whatsoever by the Company Released Parties or the Executive Released Parties, and neither the release nor the Agreement shall be offered or used as an admission or evidence of any breach of duty, liability or other wrongdoing whatsoever. The Executive Releasing Parties also acknowledge and agree that neither the Executive Releasing Parties nor the Company Releasing Parties are the prevailing party in the Suits and/or under any statute or regulation or otherwise.

     (e) The Executive Releasing Parties agree, as soon as practicable after the date hereof, to take all steps necessary to dismiss the Suits with prejudice as a result of a mutual settlement, with each party to bear its own attorneys' fees and costs.

     (f) Executive represents and covenants that, other than the Suits, which Executive will cause to be dismissed with prejudice in its entirety, Executive has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against any of the Company Released Parties. Except to the extent that such waiver is precluded by law,
Executive further promises and agrees that Executive will not file, refile, initiate, or cause to be filed, refiled or initiated any claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any claim, charge, suit, grievance, complaint, action or proceeding regarding any of the Company Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law.

     Section 8. Cooperation. Executive agrees that she will reasonably cooperate in any claims, litigation or other legal actions in which the Company or its subsidiaries or affiliates may become involved. Such cooperation shall include Executive making herself available, upon the request of the Company and at the Company's expense, for depositions, court appearances and interviews by Company's counsel. To the maximum extent permitted by law, Executive agrees that she will notify the Board, in care of the Chairman of Board, if she is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries or affiliates or by any agent or attorney of such person.

     Section 9. Miscellaneous Provisions.

     (a) Fees and Expenses. Except as set forth in Section 4, each party hereto agrees to bear its own fees and expenses relating to each of the matters referred to, contemplated by or the subject of this Agreement.

     (b) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Executive and the Company. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

     (c) Notices. All notices, requests, demands and other communications required or permitted shall be made in writing by hand-delivery, telecopier (with written confirmation) or air courier guaranteeing overnight delivery:

     (i) If to the Executive, to:

                      Margaret E. Waldrep
                      c/o Paul, Hastings, Janofsky & Walker LLP
                      600 Peachtree Street, N.E., Suite 2400
                      Atlanta, Georgia 30308
                      Attention: Walter E. Jospin

                      with a copy to:

                      Paul, Hastings, Janofsky & Walker LLP
                      600 Peachtree Street, N.E., Suite 2400
                      Atlanta, Georgia 30308
                      Attention: Walter E. Jospin

     or to such other persons or addresses as Executive shall reasonably furnish to the Company;

     (ii) If to the Company, to:

                      Avado Brands, Inc.
                      Hancock at Washington
                      Madison, Georgia 30650
                      Attention: Chairman of the Board

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                      Chicago, Illinois  60606
                      Attention:  Peter C. Krupp

     or to such other persons or addresses as the Company shall reasonably furnish to Executive in writing.

     All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

     (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

     (e) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.

     (f) Jointly Drafted. Executive understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

     (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (h) Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     (i) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and, except as expressly stated in this Agreement, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, relating to the subject matter hereof.

     (j) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by a party of any covenants or agreements contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     (k) Successors; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided that the provisions of Section 7(a) hereof are intended to be for the benefit of, and shall be enforceable by, each Company Released Party and his, her or its heirs, legatees, executors, administrators, legal representatives, successors and assigns; and provided, further, that the provisions of Section 7(b) hereof are intended to be for the benefit of, and shall be enforceable by, each Executive Released Party and his, her or its heirs, beneficiaries and assigns. Except as set forth in the immediately preceding sentence, this Agreement is solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

     (l) Reliance. Executive understands and acknowledges that reliance is placed wholly upon Executive's own judgment, belief and knowledge as to the propriety of entering into this Agreement. Executive further acknowledges that she is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by the Company and/or its affiliates and subsidiaries, and that Executive is not relying on any other representations or statements whatsoever of the Company and/or its affiliates and subsidiaries as an inducement to enter into this Agreement, and if any of the facts upon which Executive now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nonetheless remain in full force and effect.

     (m) Counsel. Executive acknowledges that she has personally read this Agreement and that she has reviewed, or has had the opportunity to review, this Agreement with legal counsel of her own choosing. Executive further acknowledges that she has been provided a full and ample opportunity to study this Agreement, that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein, that there have been no other representations or statements made by the Company and/or its affiliates and subsidiaries, and that Executive is not relying on any other representations whatsoever as an inducement to execute this Agreement.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                     AVADO BRANDS, INC.



                                     By: /s/ Robert Sroka
                                     ----------------------------------------
                                     Name: Robert Sroka
                                     Title: Chairman



                                     EXECUTIVE



                                     By: /s/ Margaret E. Waldrep
                                     ----------------------------------------
                                     Name: Margaret E. Waldrep



Solely for purposes of Section 5:


By: /s/ Emilio Alvarez-Recio
    --------------------------------
    Name: Emilio Alvarez-Recio


By: /s/ Jerome A. Atkinson
    --------------------------------
    Name: Jerome A. Atkinson


By: /s/ William V. Lapham
    --------------------------------
    Name: William V. Lapham


By: /s/ Robert Sroka
    --------------------------------
    Name: Robert Sroka